EXHIBIT 99.3

RESTRICTED STOCK AGREEMENT

Grant Date:                                                                                                                            Grant Date
Grantee (“Employee”):                                                                                                                     «First_Name» «MI» «Last_Name»
Aggregate Number of Shares Subject to Award:                                                                                                                  «Number_Restricted_Shares»
Restriction Period                                                                                                                        5 year restriction period

This RESTRICTED STOCK AGREEMENT (“Agreement”) is made as of Grant Date, between HALLIBURTON COMPANY, a Delaware corporation (the “Company”), and «First_Name» «MI» «Last_Name» (“Employee”).

1.	Award.

(a)           Shares.  Pursuant to the Halliburton Company Stock and Incentive Plan (the “Plan”) the aggregate number of shares subject to award set forth above (the “Restricted Shares”) of the Company’s common stock, par value $2.50 per share (“Stock”), shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.

(b)           Issuance of Restricted Shares.  The Restricted Shares shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c)           Plan Incorporated.  Employee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.  Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

    2.           Restricted Shares.  Employee hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason other than (i) normal retirement on or after age sixty-five, (ii) death or (iii) disability as determined by the Company or employing subsidiary, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 2, Employee shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b)           Lapse of Forfeiture Restrictions.  The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date:

    Percentage of Total
          Number of Restricted Shares
as to Which Forfeiture
Lapse Date                                                                                             Restrictions Lapse
First Anniversary of the
  date of this Agreement                                                                                                             20%

Second Anniversary of the
  date of this Agreement                                                                                                             20%

Third Anniversary of the
  date of this Agreement                                                                                                             20%

Fourth Anniversary of the
  date of this Agreement                                                                                                             20%

Fifth Anniversary of the
  date of this Agreement                                                                                                             20%

Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the Restricted Shares on the earlier of (i) the occurrence of a Corporate Change (as such term is defined in the Plan), or (ii) the date Employee’s employment with the Company is terminated by reason of death, disability (as determined by the Company or employing subsidiary) or normal retirement on or after age sixty-five.  In the event Employee’s employment is terminated for any other reason, including retirement prior to age sixty-five with the approval of the Company or employing subsidiary, the Committee which administers the Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all Restricted Shares still subject to such restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

(c)           Certificates.  The Restricted Shares shall be represented by a stock certificate or book entry transaction registered in the name of a nominee of the Company, pursuant to which Employee shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement.  The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Company may cause the certificate to be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Company as a depository for safekeeping until the forfeiture occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award.  Upon request of the Committee or its delegate, Employee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions.  Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend or a book entry transaction registered in the name of Employee for the shares upon which Forfeiture Restrictions lapsed.  Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

    (d)           Compliance with Law.  Employee understands that the laws of the country in which he/she is working at the time of grant or lapse of Forfeiture Restrictions of the Restricted Stock or at the subsequent sale of shares of Stock granted to Employee under this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may subject Employee to additional procedural or regulatory requirements he/she is solely responsible for and will have to independently fulfill in relation to ownership or sale of such shares.

    (e)           Value of Stock.  Employee further understands and agrees that the Company and any related company are neither responsible for any foreign exchange fluctuations between Employee’s local currency and the United States Dollar that may affect the value of Stock nor liable for any decrease in the value of Stock.

3.           Withholding of Tax.  To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, FICA or other applicable tax purposes, then in accordance with the Company’s Business Practice, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is hereby authorized by Employee to withhold from any cash or Stock remuneration then or thereafter payable to Employee, any tax required to be withheld by reason of such resulting compensation income.

4.           Status of Stock.  Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5.           Employment Relationship.  For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

Nothing contained in this Agreement is intended to constitute or create a contract of employment, nor shall it constitute or create the right to remain associated with or in the employ of the Company or a related company for any particular period of time.  This Agreement shall not interfere in any way with the Company or a related company’s right to terminate Employee’s employment at any time.  Furthermore, this Agreement, the Plan, and any other Plan documents are not part of Employee’s employment contract, if any, and do not guarantee either Employee’s right to receive any future grants under such Agreement or Plan or the inclusion of the value of any grants in the calculation of severance payments, if any, upon termination of employment.

6.           Data Privacy.  In order to perform its obligations under the Plan or for the implementation and administration of such Plan, the Company may collect, transfer, use, process, or hold certain personal or sensitive data about Employee.  Such data includes, but is not limited to Employee’s name, nationality, citizenship, work authorization, date of birth, age, government or tax identification number, passport number, brokerage account information, address, compensation and equity award history, and beneficiaries’ contact information.  Employee explicitly consents to the collection, transfer (including to third parties in Employee’s home country or the United States or other countries, such as but not limited to human resources personnel, legal and tax advisors, and brokerage administrators), use, processing, and holding, electronically or otherwise, of his/her personal information in connection with this or any other equity award.  At all times, the Company shall maintain the confidentiality of Employee’s personal information, except to the extent the Company is required to provide such information to governmental agencies or other parties; such actions will be undertaken by the Company only in accordance with applicable law.

7.           Mode of Communications.  Employee agrees, to the fullest extent permitted by law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or related company may deliver in connection with this grant and any other grants offered by the Company, including prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications.  Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website.

To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

8.           Committee’s Powers.  No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

9.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

10.           Governing Law and Forum.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates matters which are the subject of the General Corporation Law of the State of Delaware, which matters shall be governed by the latter law.  For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted for resolution through the Halliburton Dispute Resolution Program, which Program’s last step is final and binding arbitration.

11.
Other Terms. The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

HALLIBURTON COMPANY
[Missing Graphic Reference]

By
  David J. Lesar
  Chairman of the Board, President
       and Chief Executive Officer

I HEREBY AGREE TO THE TERMS AND CONDITIONS HEREINAFTER SET FORTH IN THIS RESTRICTED STOCK AGREEMENT DATED <<Grant Date>>.

 <Acceptance Date>